--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 SCHEDULE 14A
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       METTLER-TOLEDO INTERNATIONAL INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
--------------------------------------------------------------------------------

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/x/  No Fee Required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

(3) Filing Party:
--------------------------------------------------------------------------------

(4) Date Filed:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       METTLER-TOLEDO INTERNATIONAL INC.
                                  IM LANGACHER
                                P.O. BOX MT-100
                        CH 8606 GREIFENSEE, SWITZERLAND

                                                                  March 31, 1998

Dear Fellow Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Mettler-Toledo International Inc. to be held on Monday, May 18, 1998, at 10:00 A.M., Eastern Daylight Time, at Chase Securities Inc., 270 Park Avenue, New York, New York 10017.

     The Secretary's formal notice of the meeting and the Proxy Statement which appear on the following pages will describe the matters to be acted upon at the meeting.

     We hope that you will be able to attend the meeting in person. However, whether or not you plan to be present, please sign and return your proxy as soon as possible so that your vote will be counted.

                                          Sincerely yours,

                                          /s/ Philip Caldwell
                                          Philip Caldwell
                                          Chairman of the Board

                       METTLER-TOLEDO INTERNATIONAL INC.
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     The 1998 Annual Meeting of Stockholders of Mettler-Toledo International Inc., a Delaware corporation (the 'Company'), will be held at Chase Securities Inc., 270 Park Avenue, New York, New York 10017 on Monday, May 18, 1998, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          1. To elect seven directors for terms ending at the 1999 Annual Meeting of Stockholders;

          2. To ratify the appointment of KPMG Fides Peat, independent public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1998; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 24, 1998 as the record date for the determination of the stockholders entitled to notice and to vote at the Annual Meeting and only holders of record of the Company's common stock on said date will be entitled to receive notice of and to vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERY TO THE COMPANY OF A SUBSEQUENTLY EXECUTED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                                          By order of the Board of Directors,

                                          /s/ Christine J. Smith
                                              Christine J. Smith
                                              Secretary

March 31, 1998

                       METTLER-TOLEDO INTERNATIONAL INC.
                                  IM LANGACHER
                                P.O. BOX MT-100
                        CH 8606 GREIFENSEE, SWITZERLAND
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 1998
                            ------------------------

     This proxy statement is furnished to stockholders of Mettler-Toledo International Inc., a Delaware corporation (the 'Company' or 'Mettler-Toledo'), in connection with the solicitation of proxies by the Board of Directors of the Company (the 'Board' or 'Board of Directors') for use at the 1998 Annual Meeting of the Stockholders to be held at 10:00 A.M., Eastern Daylight Time, on Monday, May 18, 1998, at Chase Securities Inc., 270 Park Avenue, New York, New York 10017, and any adjournments thereof.

     Stockholders of record as of the close of business on March 24, 1998 (the 'Record Date') will be entitled to vote at the meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 38,336,013 shares of Common Stock, par value $.01 per share ('Common Stock'), each entitled to one vote on all matters to be voted upon. Voting rights are vested exclusively in the holders of the Common Stock. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 1997 are being mailed on or about March 31, 1998 to each stockholder entitled to vote at the meeting.

                        VOTING AND REVOCATION OF PROXIES

VOTING

     If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, signed proxies will be voted FOR the election of each person nominated for election as a director and FOR the ratification of the appointment by the Board of Directors of KPMG Fides Peat as independent auditors for the Company for the fiscal year ending December 31, 1998.

     The holders of a majority in number of the total outstanding shares of Common Stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon will be required to act on all other matters to come before the Annual Meeting, including ratification of the appointment by the Board of Directors of KPMG Fides Peat as independent auditors for the Company. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast 'for' or 'against' are included; abstentions and broker non-votes are excluded. Accordingly, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome. For purposes of determining whether the affirmative vote of a majority of the votes cast at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to any matter other than the election of directors, abstentions will have the effect of a vote 'against' the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.

REVOCATION

     A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so.

                            ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight directors. Seven directors are to be elected at the Annual Meeting to hold office as directors until the 1999 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. Mr. Alan Wilkinson, currently a director, will not stand for reelection. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock at the Annual Meeting.

     The Board of Directors proposes the election of the following directors of the Company for a term of one year. All of the nominees are presently directors of the Company. Set forth below for each nominee is his name and age, all positions and offices with the Company which he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly held companies or registered investment companies.

NAME                                                                   AGE         POSITION OR OFFICE HELD
--------------------------------------------------------------------   ---    ----------------------------------
Philip Caldwell.....................................................   78     Chairman of the Board of Directors
Robert F. Spoerry...................................................   42     President, Chief Executive Officer
                                                                              and Director; Chairman of the
                                                                              Board of Directors elect
Reginald H. Jones...................................................   80     Director
John D. Macomber....................................................   70     Director

John M. Manser......................................................   50     Director
Laurence Z. Y. Moh..................................................   72     Director
Thomas P. Salice....................................................   37     Director

     Philip Caldwell has been Chairman of the Board of Directors since October 1996. Effective May 18, 1998, Mr. Caldwell will no longer serve as Chairman. Mr. Caldwell has been Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings Inc., since 1985. During a 32 year career at Ford Motor Company, Mr. Caldwell was Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and a Director from 1973 to 1990. Mr. Caldwell is also a Director of Zurich Holding Company of America, Inc., American Guarantee & Liability Insurance Company, The Mexico Fund, Waters Corporation and Russell Reynolds Associates, Inc. He has served as a Director of the Chase Manhattan Corporation, the Chase Manhattan Bank, N.A., Digital Equipment Corporation, Federated Department Stores Inc., the Kellogg Company, Shearson Lehman Brothers Holdings Inc., CasTech Aluminum Group Inc., Specialty Coatings International Inc. and Zurich Reinsurance Centre Holdings, Inc.

     Robert F. Spoerry has been President and Chief Executive Officer of the Company since 1993. He served as Head, Industrial and Retail (Europe) of the Company from 1987 to 1993. Mr. Spoerry has been a Director since October 1996. Effective May 18, 1998, Mr. Spoerry will assume the additional office of Chairman of the Board of Directors.

     Reginald H. Jones has been a Director since October 1996. Mr. Jones retired as Chairman of the Board of Directors of General Electric Company ('General Electric') in April 1981. At General Electric, he served as Chairman of the Board of Directors and Chief Executive Officer from December 1972 through April 1981, President from June 1972 to December 1972 and a Director from August 1971 to April 1981. Mr. Jones is also a Director of ASA Limited and Birmingham Steel Corporation.

     John D. Macomber has been a Director since October 1996. He has been a principal of JDM Investment Group since 1992. He was Chairman and President of the Export-Import Bank of the United States (an agency of the U.S. Government) from 1989 to 1992. From 1973 to 1986 Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation. Prior to that, Mr. Macomber was a Senior Partner of McKinsey & Company. Mr. Macomber is also a Director of Textron Inc., Bristol-Myers Squibb Company, Xerox Corporation, Lehman Brothers Holdings Inc., Pilkington plc and Brown Group, Inc.

     John M. Manser has been a Director since August 1997. He is the Treasurer of the Worldwide Life Science Group of Novartis, which has its headquarters in Switzerland. He has been with Novartis (and its predecessor Ciba-Geigy) since 1981.

     Laurence Z. Y. Moh has been a Director since October 1996. At present, he is Chairman and Chief Executive Officer of Plantation Timber Products Limited (CHINA), which he founded in 1996. He is Chairman Emeritus of Universal Furniture Limited, which he founded in 1959.

     Thomas P. Salice has been a Director since October 1996. Mr. Salice is a Managing Director of AEA Investors and has been associated with AEA Investors since June 1989. Mr. Salice is also a Director of Waters Corporation.

                    FURTHER INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: Audit, Compensation and Stock Option. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of eight meetings and took one action by written consent during the fiscal year ended December 31, 1997. Each current director, other than John M. Manser, attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served.

     The Audit Committee's principal functions are to review the scope of the annual audit of the Company by its independent public accountants, review the annual financial statements of the Company and the related audit report of the independent auditors, review management's selection of an independent public accounting firm each year and review audit and any non-audit fees paid to the Company's independent public accountants. The Company's Chief Financial Officer generally attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board. The Audit Committee is composed of three non-employee directors. From January 1, 1997 to April 11, 1997, the members of the Audit Committee were John D. Macomber (Chairman), John M. D. Cheesmond and Alan W. Wilkinson. During the remainder of the fiscal year ended December 31, 1997, Messrs. Macomber and Wilkinson were members of the Audit Committee. Mr. Salice became a member of the Audit Committee on February 1, 1998. The Audit Committee held two meetings in 1997.

     The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies. The Compensation Committee is also responsible for administering the Company's 1997 Amended and Restated Stock Option Plan. During the fiscal year ended December 31, 1997, members of the Compensation Committee were Reginald H. Jones (Chairman), Laurence Z. Y. Moh and Thomas P. Salice. The Compensation Committee held four meetings in 1997.

     The Stock Option Committee is responsible for administering the Company's 1997 Amended and Restated Stock Option Plan in cases in which the employee's compensation may be subject to the limitation of Section 162(m) of the Internal Revenue Code. Since the creation of the Stock Option Committee on March 1, 1997, members of the Stock Option Committee have been Reginald H. Jones (Chairman) and Laurence Z. Y. Moh. Messrs. Jones and Moh are 'Non-Employee Directors' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Stock Option Committee held one meeting in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors served on the Company's Compensation Committee during the fiscal year ended December 31, 1997: Reginald H. Jones, Laurence Z.
Y. Moh and Thomas P. Salice. Mr. Salice also served as an officer of the Company and certain of its subsidiaries during such fiscal year. Mr. Salice is an officer of AEA Investors, a shareholder of the Company. AEA Investors provided certain management, consulting and financial services to the Company for professional service fees and was reimbursed for out-of-pocket expenses. In the fiscal year ended December 31, 1997, payments for such management fee and reimbursement for expenses totaled approximately $1 million. Such services included, but were not necessarily limited to, advice and assistance concerning the strategy, planning and financing of the Company, as needed from time to time. Such arrangement with AEA Investors was terminated in November 1997 and AEA Investors was paid a termination fee of $2.5 million in connection therewith. The Company receives the benefit of volume discounts for certain office services and supplies made available to various companies associated with AEA Investors pursuant to arrangements managed by a subsidiary of AEA Investors. Each of Mr. Salice and Mr. Wilkinson currently is a director of Mettler-Toledo and a Managing Director of AEA Investors.

DIRECTORS' COMPENSATION

     Members of the Board of Directors of the Company who are officers of the Company or employees of AEA Investors have not received additional compensation for being on the Board or its committees. The non-executive directors were given a one-time opportunity to purchase stock in the Company upon their election to the Board. Mr. Caldwell purchased 35,940 shares of common stock and each of Messrs. Jones, Macomber and Moh purchased 23,972 shares of common stock. Members of the Board of Directors of the Company have received reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Effective May 18, 1998, members of the Board of Directors who are not employees of the Company will receive an annual fee of $17,500 (payable quarterly in advance), $1,000 for each Board meeting attended and $500 for each meeting of a committee of the Board attended, plus reimbursement for traveling costs and other out-of-pocket expenses incurred in attending such meetings. In addition, each member of the Board of Directors who is not an employee of the Company will receive a stock option grant of 1,000 shares of the Company's Common Stock per year.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ('SEC') and The New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1997, except as described below, all filing requirements applicable to its executive officers and directors and greater than 10% stockholders were complied with. Two directors, Thomas P. Salice and Alan W. Wilkinson, filed amended Forms 3 to correct clerical errors in their initial June 1997 filings.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Mettler-Toledo's Common Stock as of the Record Date with respect to
(i) each person known to Mettler-Toledo to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of Mettler-Toledo's directors,
(iii) each of the executive officers named in the table under 'Compensation of Executive Officers--Executive Compensation--Summary Compensation Table,' and
(iv) all the Company's directors and executive officers as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                                                             NUMBER OF
                                                                                               SHARES
                                                                                            BENEFICALLY     PERCENTAGE
NAME OF BENEFICIAL OWNER                                                                      OWNED(1)       OF CLASS
-----------------------------------------------------------------------------------------   ------------    ----------
5% SHAREHOLDERS:
  Finlayson Fund Investments PTE LTD.....................................................      2,900,921       7.57%
     Temasek Holdings (Private) Limited
     8 Shenton Way
     #38-03 Treasury Building
     Singapore 0106
  National Union Fire Insurance Company of Pittsburgh, PA................................      2,239,611       5.84
     c/o AIG Global Investment Corp.
     175 Water Street--24th Floor
     New York, NY 10038
DIRECTORS:
  Philip Caldwell(2).....................................................................        102,383       *

  Robert F. Spoerry(3)...................................................................        697,718       1.81
  Reginald H. Jones......................................................................         46,598       *
  John D. Macomber.......................................................................         43,742       *
  John M. Manser.........................................................................        --           --
  Laurence Z. Y. Moh.....................................................................        356,779       *
  Thomas P. Salice(2)....................................................................        608,558       1.59
  Alan W. Wilkinson(2)...................................................................        556,058       1.45
NAMED EXECUTIVE OFFICERS:
  William P. Donnelly(2)(4)..............................................................         92,995       *
  Karl M. Lang(5)........................................................................        121,379       *
  Lukas Braunschweiler(6)................................................................        118,379       *
  John D. Robechek(2)(7).................................................................        107,532       *
  All directors and executive officers as a
     group (15 persons)(8)...............................................................      3,160,468       8.16

------------------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) Calculations of percentage of beneficial ownership are based on 38,336,013 shares of Common Stock outstanding, and in each case assume the exercise by only the named shareholder of all options for the purchase of Common Stock held by such shareholder which are exercisable within 60 days of the date hereof.

(2) Includes shares held by, or in trust for, members of such individual's family for which Messrs. Caldwell, Donnelly, Salice, Wilkinson and Robechek disclaim beneficial ownership. Does not include shares held by AEA Investors, of which Messrs. Salice and Wilkinson are officers.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(3) Mr. Spoerry is also a Named Executive Officer. Includes 209,595 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(4) Includes 31,459 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(5) Includes 41,919 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(6) Includes 41,919 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(7) Includes 41,919 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(8) Includes Fred Ort, who ceased to be an executive officer on April 1, 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers, and one other highly compensated employee who is no longer an executive officer:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                       ANNUAL COMPENSATION             ------------
                                               ------------------------------------     SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL POSITION        YEAR     SALARY     BONUS(2)    COMPENSATION     OPTIONS(#)     COMPENSATION
------------------------------------   ----    --------    --------    ------------    ------------    ------------
Robert F. Spoerry ..................   1997    $386,074    $427,113      $ 36,212(3)       125,839       $112,816(5)
  President and Chief Executive        1996     435,135     276,521         8,857(3)     1,047,976        124,431(5)
  Officer                              1995     289,343      85,871            --              300(4)      54,346(5)

William P. Donnelly ................   1997     124,095     208,464        18,614(7)       195,050         36,768(5)
  Chief Financial Officer              1996          --          --            --               --             --
                                       1995          --          --            --               --             --

Karl M. Lang .......................   1997     170,424     134,209            --           37,751         55,319(5)
  Head, Laboratory                     1996     212,997      88,375            --          209,597         61,901(5)
                                       1995     228,427      38,071            --               --         60,321(5)

Lukas Braunschweiler ...............   1997     168,218     201,676            --           37,751         49,145(5)
  Head, Industrial and                 1996     210,893      66,162            --          209,597         62,482(5)
  Retail (Europe)                      1995     228,427      25,381            --               --         50,460(5)

John D. Robechek ...................   1997     220,000     193,886            --           37,751          7,754(6)
  Head, Industrial and Retail          1996     233,754      88,137            --          209,597          6,215(6)
  (Americas)                           1995     225,000      40,563            --               --          6,168(6)

Fred Ort ...........................   1997     164,633     177,061            --               --         55,452(5)
  Corporate Controller                 1996     207,221      99,325            --           78,599         52,745(5)
                                       1995     227,284      69,701            --               --         70,804(5)

------------------
(1) Amounts paid in Swiss francs (all amounts except those paid to Mr. Robechek) converted to U.S. dollars at a rate of SFr 1.182 to $1.00 for 1995, SFr
    1.2355 to $1.00 for 1996 and SFr 1.4505 to $1.00 for 1997, in each case the average exchange rate during such year.

(2) Does not include Ciba-Geigy AG bonuses to Messrs. Spoerry, Braunschweiler,

    Lang, Robechek and Ort for services rendered to Ciba-Geigy AG in connection with its efforts to sell the Company.

(3) Represents additional compensation paid to fully offset, after payment of all taxes and social security contributions, interest charged to Mr. Spoerry on a loan to Mr. Spoerry from Mettler-Toledo GmbH, a subsidiary of the Company. See 'Certain Transactions.'

(4) Option to purchase the specified number of shares of Ciba-Geigy AG common stock at an exercise price of SFr 750 ($665 at the date of grant) per share. The fair market value at the date of grant was SFr 764 ($678) per share.

(5) Represents Company contributions to the Mettler-Toledo Fonds (a Swiss pension plan similar to a defined contribution plan under U.S. law). Fifty percent of the amount shown is a required employee contribution under the plan which the Company has contributed on behalf of the Named Executive Officers, and the other 50% is a required matching employer contribution.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
(6) Includes the value of group life insurance over $50,000 of $1,024 in 1995, $1,071 in 1996 and $1,036 in 1997; the Company's contribution to Mr. Robechek's 401(k) plan account of $4,500 in 1995 and 1996 and $4,750 in 1997; and Mr. Robechek's profit sharing payout under the Company's Performance Dividend Plan of $644 in 1995 and 1996 and $1,968 in 1997.

(7) Represents allowances associated with Mr. Donnelly's status as an expatriate in Switzerland.

OPTION GRANT TABLE

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 by the Company to the individuals named in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                    % OF TOTAL                                          VALUE
                                    NUMBER OF      OPTIONS/SARS                                AT ASSUMED ANNUAL RATES
                                   SECURITIES        GRANTED                                       OF STOCK PRICE
                                   UNDERLYING           TO                                        APPRECIATION FOR
                                    OPTIONS/        EMPLOYEES      EXERCISE/                     OPTION/SAR TERM(1)
                                      SARS          IN FISCAL      BASE PRICE    EXPIRATION    -----------------------
             NAME                    GRANTED           YEAR          ($/SH)         DATE          5%($)      10%($)
-------------------------------   -------------    ------------    ----------    ----------    ---------   ----------
Robert F. Spoerry..............      125,839           12.23          15.89         2007        1,257,526   3,186,818
William P. Donnelly............       37,751            3.67          15.89         2007          377,251     956,028
                                     157,299           15.29           7.95         2007          786,450   1,993,018

Karl M. Lang...................       37,751            3.67          15.89         2007          377,251     956,028
Lukas Braunschweiler...........       37,751            3.67          15.89         2007          377,251     956,028
John D. Robechek...............       37,751            3.67          15.89         2007          377,251     956,028
Fred Ort.......................           --              --             --           --            --         --


------------------
(1) The assumed annual rates of appreciation over the term of the option are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock appreciation price.

OPTION EXERCISE TABLE

     No options to purchase Common Stock were exercised by the Named Executive Officers in 1997. The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 31, 1997, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1997

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                      SHARES                      OPTIONS/SARS AT FISCAL        IN-THE-MONEY OPTIONS/SARS
                                    ACQUIRED ON     VALUE              YEAR-END(#)               AT FISCAL YEAR-END($)(1)
                                     EXERCISE      REALIZED    ----------------------------    ----------------------------
NAME                                    (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------   -----------    --------    -----------    -------------    -----------    -------------
Robert F. Spoerry................        0             0         209,595         964,220       $ 1,949,234     $ 7,968,084
William P. Donnelly..............        0             0               0         195,050                 0       1,514,222
Karl M. Lang.....................        0             0          41,919         205,429           389,847       1,610,747
Lukas Braunschweiler.............        0             0          41,919         205,429           389,847       1,610,747
John D. Robechek.................        0             0          41,919         205,429           389,847       1,610,747
Fred Ort.........................        0             0          15,719          62,880           146,187         584,784

------------------
(1) Sets forth values for 'in the money' options that represent the positive spread between the respective exercise/base prices of outstanding stock options and the closing price of $17.25 per share at December 31, 1997, as reported on the New York Stock Exchange.

EMPLOYMENT AGREEMENTS

     Mettler-Toledo GmbH, a subsidiary of the Company, entered into an employment agreement (the 'Agreement') with Robert F. Spoerry (the 'Executive') dated as of October 30, 1996. The Agreement provides for annual base salary of SFr 560,000 (approximately $386,074 at December 31, 1997), which may be increased from time to time in accordance with the Company's normal business practices, and for participation in the Company's bonus plan. In addition, the Agreement provides for payment of the amount necessary, after payment of all taxes and social security contributions, to fully offset the interest charged to the Executive on a certain loan to the Executive. See 'Certain Transactions' for a description of the loan. The Agreement prohibits the Executive from competing with the Company for a period of twenty-four months after termination of employment. The Agreement may be terminated without cause, on thirty-six months notice during which period the Executive is entitled to full compensation under the Agreement.

     Mettler-Toledo GmbH, a subsidiary of the Company, also entered into employment agreements with Lukas Braunschweiler, William P. Donnelly and Karl Lang, and Mettler-Toledo, Inc., a subsidiary of the Company, entered into an employment agreement with John D. Robechek. The employment agreements provide for a base salary subject to adjustment and participation in the Company's bonus plan and participation in the Company's other employee benefit plans. Each agreement prohibits the executive from competing with the Company for a period of twelve months after termination of employment. Each agreement may be terminated without cause, on twelve months notice during which period the executive is entitled to full compensation under the agreement.

RETIREMENT PLANS

     Mr. Robechek is covered under two pension plans, the Mettler-Toledo Retirement Plan and the Mettler-Toledo Supplemental Retirement Income Plan. Benefits under these plans are determined by career average compensation rather than final compensation. The annual accrual for each year under both plans is the difference of 2% of annual compensation in a plan year and 0.6% of the lesser of annual compensation or covered compensation (defined under the plans as the average of the Social Security Taxable Wage Bases in effect for each calendar year during the 35-year period ending on the last day of a given plan year). The Mettler-Toledo Retirement Plan includes all compensation up to the qualified plan limitations under the Internal Revenue Code of 1986, as amended ($160,000 per year in 1997), and the Mettler-Toledo Supplemental Retirement Income Plan pays for benefits in excess of these limits. The accrued annual benefit payable to Mr. Robechek under the Mettler-Toledo Retirement Plan is $48,717 and the accrued annual benefit under the Mettler-Toledo Supplemental Plan is $14,292, for a total annual retirement benefit of $63,009.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee, which consists of three non-employee directors, is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for the other executive officers. The Compensation

Committee also is responsible for administering the Company's executive compensation plans and programs. The Compensation Committee reviews the Company's executive compensation plan on at least an annual basis to ensure that the program continues to meet the goals of its compensation philosophy.

COMPENSATION POLICY

     The guiding principle of the Company in compensation is to take into consideration the performance of the individual and the overall results achieved by the Company. This is valid as well for executive compensation.

          o With regard to the overall compensation level, the Company wants to be competitive in the global personnel market which is relevant to its activities: the electronics industry, and, in general, businesses with a certain high-tech orientation.

          o Within this type of environment, the Company wants to pay competitive average base salaries.

          o The Company believes in a strong pay/performance linkage and therefore wants to honor in particular fulfillment and overachievement of targets by a cash bonus.

          o The Company wants to align the interests of its executives with those of its stockholders by linking the executives' annual cash bonus and the long-term incentive compensation to the Company's performance and by encouraging its executives to purchase equity in the Company.

     As a consequence, the Company's compensation program consists of three basic elements: Base salary, annual cash bonus and long-term compensation in the form of stock options.

BASE SALARY

     The Company's base salary policy was originally established when the Company was owned by Ciba-Geigy AG. Mid-1996, before the closure of the sale of the Company from Ciba-Geigy AG in a transaction sponsored by management and AEA Investors Inc., the base salaries of senior management were voluntarily reduced in exchange for the ability to receive a more significant bonus under the Company's bonus scheme. Base salaries were not adjusted in 1997.

ANNUAL CASH INCENTIVE COMPENSATION

     The annual cash bonus is a key element of the incentive policy for senior management. Prime emphasis is on closely linking executive pay with achieving yearly financial performance targets and on giving more rewards when achieving and being above target.

     The cash bonus scheme was substantially altered mid 1996. After the transition period in 1996, the above concept became effective for a full year in fiscal year 1997.


     The program rewards management from 0-150% of base salary, depending on the grade of target achievement. If the budget is met, the target bonus is 37.5% of base salary.

     Targets are established for each business year by the Compensation Committee. Annual operating plan targets of the entire Company as well as the respective business unit of the executive (e.g., EBIT, Operational Cash Flow) is the basis for 90% of the bonus, with 10% based on individual performance.

STOCK OPTIONS

     The Company established a stock option plan which was combined with an equity purchase program at the time of the buyout. Personal equity investment of senior management was a precondition to receiving stock options. The basic philosophy of these combined plans is to have key management's interests more closely aligned with those of the Company and its stockholders and to create a long-term incentive. The number of stock options granted to an executive is predominantly linked to the importance of the executive's position and duties and the performance and abilities of that executive.

     The stock option plan provides that options vest over a period of five years. The exercise price of each share of common stock subject to an option shall not be less than 100% of the fair market value of a share of common stock as of the date of grant.

     In 1997, certain key employees have been granted stock options in advance of the initial public offering in November 1997 in order to give them an additional incentive to join/remain in the service of the Company as well as to maintain and enhance the long-term performance of the Company.

CEO COMPENSATION

     The Compensation Committee determines Mr. Spoerry's compensation on the same basis and under the same philosophy it uses in determining the compensation of other executive officers. As discussed above, the goal of the Compensation Committee is to link a significant portion of the compensation of its executive officers, including Mr. Spoerry, to Company performance.

     Mr. Spoerry's annual base salary was adjusted in 1996 by Ciba-Geigy AG to reflect his new responsibilities prior to the buyout and then voluntarily reduced by Mr. Spoerry with the introduction of the new bonus scheme. It was not increased in 1997.

     Based on the Company's performance for fiscal year 1997 and the targets set for the incentive scheme, Mr. Spoerry realized a bonus award equal to 110.63% of his base salary.

     In October 1997, Mr. Spoerry was granted 125,839 stock options in accordance with the stated goals described above under 'Stock Options.'

SECTION 162(m)


     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly compensated executive officers employed by such corporation on the last day of its taxable year. The Compensation Committee considered the impact of Section 162(m) on the compensation of its executive officers. The Compensation Committee expects that the deduction limitation does not, and will not, in the near future, apply to executive officers' compensation. The Compensation Committee intends to monitor the impact of
Section 162(m) and consider structuring executive compensation arrangements so that the deduction limitation will continue not to apply.

                                          Respectfully submitted:

                                          Reginald H. Jones
                                          Laurence Z. Y. Moh
                                          Thomas P. Salice

                                          Members of the Compensation Committee

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on November 14, 1997, the date the Company's Common Stock began to trade, in each of the Common Stock of the Company, Standard & Poor's 500 Index and a peer group selected by the Company. The returns of the Standard & Poor's Index and a peer group selected by the Company are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing November 14,1997, when the Company's Common Stock was first publicly traded, through December 31, 1997. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG METTLER-TOLEDO INTERNATIONAL INC., THE
                        S&P 500 INDEX AND THE PEER GROUP

                              [GRAPHIC OMITTED]


                                                                              NOVEMBER 14, 1997    DECEMBER 31, 1997
                                                                              -----------------    -----------------
Mettler-Toledo International Inc...........................................          100                 123.2
S&P 500 Index..............................................................          100                 105.9
Peer Group.................................................................          100                 103.6

------------------
* Based on information for a self-constructed peer group of companies involved in the laboratory products industry, which includes the following companies:
  Beckman Instruments, Inc., Bio-Rad Laboratories, Inc., Dionex Corporation, Millipore Corporation, Pall Corporation, The Perkin-Elmer Corporation, Thermedics, Inc., Thermo Instrument Systems Inc. and Waters Corporation.

                              CERTAIN TRANSACTIONS

     Management and other employees of the Company have contributed approximately $20 million of the equity of the Company. For information regarding the number of shares purchased by each Named Executive Officer, see 'Security Ownership of Certain Beneficial Owners and Management.'

     On October 7, 1996, in order to fund a portion of the purchase price for the shares purchased by Mr. Spoerry, Mettler-Toledo GmbH entered into a loan agreement with Mr. Spoerry, in the amount of SFr 1.0 million (approximately $689,417 at December 31, 1997). The loan bears interest at a rate of 5% and is payable upon demand, which may not be made until seven years after the date of the loan.

     For additional information, see 'Further Information Concerning the Board of Directors and Committees-- Compensation Committee Interlocks and Insider Participation.'

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     Upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Fides Peat, independent public accountants, to audit and report on the consolidated financial statements of the Company for the fiscal year ending December 31, 1998 and to perform such other services as may be required of them. KPMG Fides Peat has served as auditors for the Company since the Company's incorporation. The Board of Directors has directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG Fides Peat are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     PROXIES WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG FIDES PEAT AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, UNLESS OTHERWISE SPECIFIED IN THE PROXY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG FIDES PEAT AS INDEPENDENT AUDITORS.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                       STOCKHOLDER PROPOSALS FOR THE 1999
                         ANNUAL MEETING OF STOCKHOLDERS

     Stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1999 Annual Meeting must be received by the Company no later than December 11, 1998. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1999 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and in connection with certain procedures described in the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company.

                                 OTHER MATTERS

     The Company knows of no other matter to be brought before the 1998 Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote the same with respect to any such matter in accordance with their best judgment.

     THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SEC (EXCLUDING EXHIBITS). COPIES OF ANY EXHIBITS THERETO ALSO WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE DUPLICATING CHARGE. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO WILLIAM P. DONNELLY, IM LANGACHER, P.O. BOX MT-100, CH 8606 GREIFENSEE, SWITZERLAND.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          /s/ Christine J. Smith
                                          Christine J. Smith
                                          Secretary
Greifensee, Switzerland
March 31, 1998

     The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1997, including financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

P R O X Y

                        METTLER-TOLEDO INTERNATIONAL INC.

                    Proxy For Annual Meeting of Stockholders

                                  May 18, 1998

                      This proxy is Solicited on Behalf of
            Mettler-Toledo International Inc.'s Board of Directors

         The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. Common Stock which the undersigned may be entitled to vote at the 1998 Annual Meeting of Stockholders of Mettler-Toledo International Inc. to be held in New York, New York on Monday, May 18, 1998 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

         Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2. In their discretion, the appointed Proxies are authorized to vote upon such other business as may properly come before the meeting.

                   (continued and to be signed on other side)


                             FOLD AND DETACH HERE

                                                         Please mark
                                                        your vote this
                                                        way in back or
                                                           blue ink    /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
ITEM NO.1

ELECTION OF DIRECTORS

                  WITHHOLD       *WITHHELD FOR: To withhold authority
FOR ALL           AUTHORITY       from any individual nominee(s), write the
NOMINEES       to vote for all    nominee(s) on the line provided below:
listed to      nominees listed
the right       to the right     Philip Caldwell       John M. Manser
  /  /              /  /         Robert F. Spoerry     Laurence Z. Y. Moh
                                 Reginald H. Jones     Thomas P. Salice
                                 John D. Macomber
--------------------------------------------------------------------------------
ITEM NO. 2                                       FOR       AGAINST       ABSTAIN
APPROVAL OF AUDITORS                             / /        / /           / /

I PLAN TO ATTEND MEETING
If you check this box to the right an admission card will be sent to you.    / /

ADDRESS CHANGE
Please mark this box if you have address changes on the reverse side.        / /

          Receipt is hereby acknowledged of the Mettler-Toledo
          International Inc. Notice of Meeting and Proxy Statement.

                    PLEASE SIGN, DATE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

Signatures(s)                                      Date                   , 1998
             ------------------------------------      -------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, adminstrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by any authorized person indicating the person's title.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE